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                                                                      Exhibit 14

                                 [SCOTTS LOGO]

CORPORATE POLICY W-AA-1                         CODE OF BUSINESS CONDUCT
                                                AND ETHICS

TO:   All Scotts Directors and Associates       Date: November 19, 2003
       (collectively "Associates")

FROM: James Hagedorn, CEO, Chairman of the Board and President


                       CODE OF BUSINESS CONDUCT AND ETHICS

PREAMBLE:

An ethical and honest approach to business is the most important core value of The Scotts Company. Winning is important. Winning at any cost, if it means violating our core values, is not acceptable at Scotts. All Associates at the Company are expected to exercise good judgment, honesty and integrity as they go about doing their jobs. The Company expects that each Associate will perform his or her job with maximum possible effectiveness, thus allowing us to create value for the Company's shareholders and a more secure, profitable and productive environment for the Company's Associates. This emphasis on performance, from time to time, may put stress on individuals. While a necessary by-product of operating in a high performance environment, this stress can never justify departure from the ethical standards that represent the core of what we are as a Company.

GENERAL POLICY:

The Scotts Company Code of Business Conduct and Ethics is based upon three general principles:

- COMPLIANCE WITH THE LAW: Scotts and its Associates must abide by the letter and the spirit of all laws, rules and regulations that apply in all countries and communities where Scotts does business.

- ADHERENCE TO HIGH ETHICAL STANDARDS: Scotts and its Associates must adhere to the highest ethical standards of conduct in all business activities and act in a manner that exemplifies such standards and that enhances Scotts' standing as an ethical competitor within the business community.

- RESPONSIBLE BUSINESS CITIZENSHIP: Beyond compliance with legal requirements, Scotts and its Associates must act as responsible citizens in the countries and communities where Scotts does business.

All Associates must apply these principles and seek advice when necessary or desirable to avoid potential problems (see section 5 below).
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1. ACT WITH HONESTY AND INTEGRITY.

      a. OWNERSHIP OR FINANCIAL INTEREST/EMPLOYMENT IN OTHER BUSINESSES. Associates must avoid situations that present an actual or potential conflict between their personal interests and the interests of Scotts. Examples of such a conflict can include:

            (1) An unapproved business relationship between an Associate, or an Associate's family member, and Scotts;

            (2) An unapproved, material financial interest in, or business relationship with, a customer, supplier, vendor or competitor by an Associate or an Associate's family member;

            (3) An Associate accepting unapproved personal fees, compensation or commissions, or gifts or entertainment in violation of
                  Section 1(b) below, from a customer, supplier, vendor or competitor of Scotts; and

            (4) An Associate accepting unapproved loans or loan guarantees from a customer, supplier, vendor or competitor of Scotts unless the loan or guarantee is made in the ordinary course of business and on standard and customary terms.

            Each of these situations raises the possibility of conflicts of interest or may represent a departure from the standards of integrity expected of Scotts' Associates. In the event that an Associate believes that an activity which may present a conflict of interest is unavoidable or is desirable from the Company's standpoint, Associates must obtain clearance from one of the following prior to engaging in such activity: the Audit Committee of Scotts' Board of Directors, the General Counsel or Scotts' Chief Ethics Officer.

      b. GIFTS OR ENTERTAINMENT. Associates must maintain an objective posture in the performance of their job. Therefore, since accepting or giving gratuities might improperly affect, subconsciously or intentionally, decisions that should be made on a strictly impartial basis, Associates and their families are not to accept gifts or gratuities of more than a nominal value. However, Associates may provide and accept reasonable business entertainment. This would include an occasional meal, social or sporting event, entertainment at company facilities, transportation in company vehicles, or attendance at company-sponsored promotional events, provided that the activities are not intended to improperly influence behavior.

      c. FAIR DEALING. All Scotts Associates must deal fairly with customers, suppliers, vendors and other Associates. Associates must:

            (1) Maintain the confidentiality of the confidential information of Scotts' customers, suppliers and vendors;

            (2) Not take unfair advantage of anyone in the conduct of Scotts' business through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice; and

            (3) Not provide gifts or entertainment to an employee of a customer, supplier or vendor of Scotts of more than a nominal value.

      d. PROTECT SCOTTS' ASSETS AND PRESERVE SCOTTS' BUSINESS OPPORTUNITIES. Associates have a duty to protect Scotts' physical and intellectual property. The failure to do so can create unnecessary expenses, damage Scotts' business or its reputation, and create unsafe working conditions. Associates must:


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            (1)   Use Scotts' property only for the furtherance of Scotts'
                  business. (Minimal personal use of Scotts' copiers, office supplies, telephones, computers, and printers are not considered a violation of this policy.);

            (2) Use reasonable care to protect, ensure the efficient use of and prevent the waste of Scotts' assets;

            (3) Not take personal advantage of an opportunity that belongs to Scotts, was discovered through the use of Scotts' property or information, or was discovered as a result of being an Associate of Scotts;

            (4) Maintain the confidentiality of Scotts' and Scotts' customers' confidential information (except where disclosure is required by law or government process) and only use such information in the furtherance of Scotts' interests;

            (5)   Not compete with Scotts; and

            (6) Advance Scotts' legitimate interests when the opportunity to do so arises.

2. SEC DISCLOSURES AND OTHER PUBLIC COMMUNICATIONS. It is Scotts' policy to provide full, fair, accurate, timely and understandable disclosure in reports and other documents that Scotts files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by Scotts.

      a. ACCOUNTING POLICIES/PRACTICES. An important part of Scotts' disclosures to the SEC and to the public is information derived from Scotts' financial reports. To ensure that such disclosures are accurate, Associates must comply with Scotts' accounting policies and practices when making or approving accounting entries or financial reports.

      b. INTERNAL CONTROLS. Associates must comply with Scotts' corporate policies regarding internal controls.

      c. DISCLOSURE COMMITTEE. Associates must cooperate with the requests of Scotts' SEC Disclosure Committee and promptly inform the Disclosure Committee of any nonpublic information about Scotts that comes to their attention and may be material.

3. COMPLIANCE WITH THE LAW. Associates must not knowingly take any action that violates any applicable governmental law, rule or regulation.

4. INSIDER TRADING. Associates shall not buy or sell securities of any company, including Scotts, on the basis of material nonpublic information.

5. WHERE TO GO WITH QUESTIONS. The best answers to ethical questions evolve in an environment of open and frank discussion. Resources available to Associates to resolve ethics-related questions or issues include your supervisor, the Company's policies and procedures located on the Scotts Intranet; your human resources representatives, the designated Scotts' Chief Ethics Officer and any lawyer in the Scotts' legal department. Associates are encouraged to begin with their immediate supervisors except where there is a good reason not to do so.

6. VIOLATIONS, CONCERNS, WAIVERS AND RETALIATION.

      a. REPORTING POTENTIAL VIOLATIONS OR CONCERNS. Associates must report any known or reasonably suspected violation of law or of any Scotts policy or procedure, or any concerns regarding questionable accounting, financial or auditing matters, to any of the following:
            (1) their immediate supervisors, (2) Scotts' Chief Ethics Officer,
            (3) a human



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            resources representative, (4) Scotts' General Counsel, (5) an executive officer or (6) the Audit Committee. Reports to the Audit Committee may be made confidentially and anonymously by delivering a written report in a sealed envelope marked "Confidential" to either of the following addresses:

            The Scotts Company
            REPORT TO AUDIT COMMITTEE
            c/o General Counsel
            14111 Scottslawn Road
            Marysville, Ohio 43041

            -or-

            The Scotts Company
            REPORT TO AUDIT COMMITTEE
            c/o Chief Ethics Officer
            14111 Scottslawn Road
            Marysville, Ohio 43041

            The General Counsel and Chief Ethics Officer will take care to ensure that any sealed confidential report to the Audit Committee received pursuant to the preceding procedures is delivered to the Chairman of the Audit Committee without being unsealed.

      b. ASSOCIATE VIOLATIONS. Scotts' General Counsel, human resources department and Chief Ethics Officer shall coordinate the investigation of each report of a violation of this policy by Associates. Management, in consultation with Scotts' human resources department, may take any disciplinary action that it deems appropriate, up to and including termination of employment, in connection with such a violation of this policy. In some cases, Scotts may have a legal or ethical obligation to call violations to the attention of appropriate enforcement authorities.

      c. NO RETALIATION. Scotts shall neither take nor permit any retaliation against an associate who appropriately reports a matter that he or she believes, in good faith, to be a violation of this policy to appropriate Scotts' personnel.

      d. WAIVERS. Any waiver of this policy for executive officers or directors may be made only by Scotts' Board of Directors or a Board committee and will be promptly disclosed to stockholders and others, as required by applicable law and New York Stock Exchange Rules. Any waiver for other officers, employees or representatives may be made only by the Chief Executive Officer, or if the CEO is not available, the General Counsel together with the Executive Vice President, Global Human Resources.


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